                                                               EXHIBIT(a)(16.8)
                 [LETTERHEAD OF N M ROTHSCHILD & SONS LIMITED]

                                 PRESS RELEASE

                 NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
                    IN OR INTO AUSTRALIA, CANADA OR JAPAN

FOR IMMEDIATE RELEASE                                            4 October 1995

 ARAN'S "INDEPENDENT" VALUATION FAILS-- STRATEGIC ALLIANCE NEXT CARD IN PACK?

Aran published yesterday a valuation of its assets which ARCO described as straining credibility and said should be dismissed. In the market, Aran's share price showed a rise of just 2%.

ARCO has noted today's press comment that Aran has intimated that it may seek a strategic alliance with an oil major should ARCO's Offer fail. This contrasts with its stated wish to remain independent and its claims to have the technical and financial resources to carry out its exploration and development plans. Shareholders should ask why Aran is raising the issue of a strategic alliance at this stage. If the Connemara joint venture is anything to go by, shareholders should be concerned at the prospect. Under the terms of the proposed joint venture Statoil has in effect been granted an exclusive six months option to review Aran's data on Connemara before deciding whether or not to incur any material amount of the estimated $18.6 million work programme.

SOURCES:

(1) The statement "Aran has attributed to this undeveloped field [Schiehallion] a value per barrel more than 25% higher than has been paid on average in 1995 for barrels which are actually in production in the UK North Sea" made in ARCO's announcement of 3 October 1995 is based on the table of asset deals in 1995 published by Wood Mackenzie in August 1995.

(2) The statement that Aran's share price rose by just 2% is based on a closing mid market price of Stg 65.62p per Aran share on 2 October 1995 and of Stg 66.87p per Aran share on 3 October 1995, as derived from SEAQ International.

                                    - END -


PRESS ENQUIRIES:

ARCO
Terry Dallas                   Telephone: (44) 171 831 3113

N M ROTHSCHILD & SONS LIMITED  Telephone: (44) 171 280 5000
Nicholas Wrigley
Tony Allen

PUBLIC RELATIONS:

WHPR                           Telephone: (353) 1 496 0244
Brian Bell

FINANCIAL DYNAMICS
Nick Miles                     Telephone: (44) 171 831 3113
Marc Popiolek                  Telephone: (44) 171 831 3113

                New Court, St. Swithin's Lane, London EC4P 4DU
            Telephone 0171-280 5000 Fax 0171-929 1643 Telex 888031
                               Regulated by SFA